Exhibit 10.1

FORBEARANCE AGREEMENT AND
FIRST AMENDMENT TO CREDIT AGREEMENT

This Forbearance Agreement and First Amendment to Credit Agreement (the “Agreement”), dated as of December 31, 2015, is entered into by and between SFX Entertainment, Inc. (the “Borrower”), the undersigned Subsidiaries and Subsidiary Guarantors (collectively with the Borrower, the “Loan Parties”), and the undersigned Lender (on behalf itself and its permitted affiliated successors, assigns, and participants).  Capitalized terms used but not defined herein have the meanings given them in the Credit Agreement (defined below).

WHEREAS, the Borrower, the Administrative Agent, and the Lender are parties to that certain Amended and Restated Credit Agreement (as amended or modified, the “Credit Agreement”), dated as of September 17, 2015;

WHEREAS, the Loan Parties acknowledge that the Defaults and Events of Default set forth on Exhibit A hereto have occurred and are continuing as set forth on such exhibit (collectively, the “Specified Defaults”);

WHEREAS, the Loan Parties have requested that the Lender forbear from exercising its rights and remedies with respect to the Specified Defaults for a limited period, provide certain additional funding and amend certain provisions of the Credit Agreement, each as set forth herein;

WHEREAS, subject to the terms and conditions set forth herein, the Lender has agreed to the Loan Parties’ requests;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties and Lender agree as follows:

Section 1.                                          Acknowledgments of the Loan Parties.

1.1.                            The Borrower and other Loan Parties each hereby acknowledges and agrees that it is unconditionally liable to the Lender for the full and timely payment of all Obligations, including, without limitation and in addition to those Obligations set forth on Exhibit B hereto, all payment obligations, interest, charges, fees, costs, and expenses (including all attorneys’ fees, disbursements and costs of collection) incurred or arising under or in connection with the Credit Agreement and other Loan Documents, and that no defense, counterclaim, claim, offset, setoff, credit, or adjustment, of any kind or nature, with respect to the full and timely payment and performance of such Obligations exists.

1.2.                            The Borrower and other Loan Parties each hereby acknowledges and confirms that all Obligations now existing or arising hereafter are and shall be secured by valid and perfected first-priority Liens and security interests in all of the Collateral (except to the extent of any Permitted Lien) enforceable in accordance with their terms.

1.3.                            The Borrower and other Loan Parties each hereby acknowledges and agrees that (i) the Specified Defaults constitute material defaults under the Credit Agreement and other Loan

Documents, (ii) any notice that might have been given or any grace or cure period that must have expired under the Credit Agreement or other Loan Documents with respect to the Specified Defaults has been given, complied with, or expired (as the case may be) and, in any event, is hereby waived by the Borrower and other Loan Parties, and (iii) as a result the Lender is now entitled immediately to exercise all of its rights and remedies under the Credit Agreement, the other Loan Documents, and applicable law with respect to the Specified Defaults, including, without limitation, the right to declare all Obligations to be immediately due and payable.

1.4.                            The Borrower and other Loan Parties each hereby acknowledges and agrees that the Lender’s forbearance, the provision of additional funding when provided and the other accommodations made by the Lender hereunder are intended to constitute “new value” to it within the meaning of section 547 of the Bankruptcy Code.

1.5.                            The Borrower and other Loan Parties each hereby acknowledges that (i) on December 24, 2015, Barclays Bank PLC (the “Resigning Agent”) resigned as Administrative Agent, effective upon the earlier to occur of the appointment of a successor pursuant to the Credit Agreement and the passage of thirty (30) days; (ii) the Lender has appointed Catalyst Fund Limited Partnership V (the “Successor Agent”) as successor Administrative Agent as of the date hereof; (iii) the Successor Agent has accepted such appointment as of the date hereof; and (iv) pursuant to the Credit Agreement, the Successor Agent has succeeded to and become vested with all of the rights, powers, privileges, and duties of the Resigning Agent as Administrative Agent, including, for the avoidance of doubt, with respect to the payment of agency fees.

Section 2.                                          Limited Forbearance.

2.1.                            All of the Lender’s rights and remedies under the Credit Agreement, the other Loan Documents, and applicable law with respect to the Specified Defaults are hereby reserved but, except as otherwise provided herein, the Lender hereby agrees to forbear from exercising such rights and remedies until the earlier to occur of (i) January 28, 2016 or (ii) any failure of any Loan Party in the performance of any term or condition of, any breach of any representation or warranty under, or any other Default or Event of Default existing after any applicable cure period under this Agreement, the Credit Agreement, or the other Loan Documents (other than the Specified Defaults) (each a “Termination Event”).

2.2.                            Concurrently with the funding of the Foreign Loan (as defined below), the Loan Parties hereby agree, in consideration of the Lender’s forbearance and the other accommodations made by the Lender hereunder, to pay the Lender a fee of one million Dollars ($1,000,000.00) (the “Forbearance Fee”), which shall be immediately earned in its entirety on the date hereof and which shall, for the avoidance of doubt, constitute an Obligation under the Credit Agreement and other Loan Documents.

2.3.                            Upon the occurrence of a Termination Event, the Lender’s forbearance shall immediately terminate without any notice or cure or grace period, each of which is hereby waived by each of the Borrower and other Loan Parties, and the Lender’s may at any time thereafter exercise all of their rights and remedies under the Credit Agreement, the other Loan

Documents, and applicable law with respect to the Specified Defaults, including, without limitation, the right to declare all Obligations to be immediately due and payable.

Section 3.                                          Amendment of Credit Agreement.

3.1.                            The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by replacing “9.00%” and “10.00%” with “20.00%.”

3.2.                            The definition of “Base Rate Loan” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Base Rate Loan” means a Loan that bears interest at the Applicable Rate for Base Rate Loans.

3.3.                            The definition of “Eurodollar Rate Loan” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Eurodollar Rate Loan” means a loan that bears interest at the Applicable Rate for Eurodollar Rate Loans.

3.4.                            The definition of “Interest Payment Date” is hereby deleted in its entirety and replaced with the following:

“Interest Payment Date” means the last Business Day of each calendar month.

3.5.                            The definition of “Required Lenders” in Section 1.01 of the Credit Agreement is hereby amended by deleting “; provided that the Required Lenders shall include at least two Lenders.”

3.6.                            The first sentence of Section 2.09(b) of the Credit Agreement is hereby amended by adding “(plus the Early Payment/Termination Fee payable in connection therewith pursuant to Section 2.13(b))” immediately before “in accordance with Section 2.09(c).”

3.7.                            Section 2.09(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.09 (other than Early Payment/Termination Fees) shall be applied to the Obligations in accordance with Section 2.15(f).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12, together with any additional amounts required pursuant to Section 2.17 or Section 2.13(b).

3.8.                            Section 2.12(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Interest Rates.  Subject to paragraph (b) of this Section, (i) each Base Rate Loan shall bear interest at a rate per annum equal to the Applicable Rate for Base Rate

Loans; and (ii) each Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Applicable Rate for Eurodollar Rate Loans.  Interest on each Loan shall be payable in the currency in which such Loan was made.

3.9.                            Section 2.12(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days.

3.10.                     The first sentence of Section 2.10(a) of the Credit Agreement is hereby amended by adding “and the payment of the Early Payment/Termination Fee pursuant to Section 2.13(b))” immediately after “upon notice to the Administrative Agent.”

3.11.                     Section 2.13(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

EARLY PAYMENT/TERMINATION FEE.  EACH PREPAYMENT OF REVOLVING LOANS PURSUANT TO SECTION 2.09(B), EACH REDUCTION OR TERMINATION OF THE UNUSED REVOLVING COMMITMENTS PURSUANT TO SECTION 2.10(A), AND EACH REPAYMENT OF, OR DISTRIBUTION IN RESPECT OF, REVOLVING LOANS AFTER ACCELERATION THEREOF PURSUANT TO SECTION 7.01 (INCLUDING, FOR THE AVOIDANCE OF DOUBT, SECTION 7.01(F) HEREOF) OR SUCH AMOUNT OTHERWISE BECOMING OR BEING DECLARED IMMEDIATELY DUE AND PAYABLE PURSUANT TO THE TERMS HEREOF (EACH SUCH PREPAYMENT, REPAYMENT, DISTRIBUTION, OR AMOUNT BECOMING OR BEING DECLARED IMMEDIATELY DUE AND PAYABLE, AN “EARLY PAYMENT/TERMINATION FEE EVENT”), IN EACH CASE SHALL BE ACCOMPANIED BY, AND THERE SHALL BECOME DUE AND PAYABLE AUTOMATICALLY UPON ANY SUCH EARLY PAYMENT/TERMINATION FEE EVENT, A FEE (THE “EARLY PAYMENT/TERMINATION FEE”) PAYABLE IN CASH ON THE PRINCIPAL AMOUNT SO PREPAID, REPAID, OR DISTRIBUTED OR ON THE PRINCIPAL AMOUNT THAT HAS BECOME OR IS DECLARED TO BE IMMEDIATELY DUE AND PAYABLE PURSUANT TO SECTION 7.01 (INCLUDING, FOR THE AVOIDANCE OF DOUBT, SECTION 7.01(F) HEREOF) OR OTHERWISE, OR IN RESPECT OF WHICH A CLAIM IN ANY PROCEEDING UNDER THE BANKRUPTCY CODE HAS ARISEN, AS APPLICABLE, IN AN AMOUNT EQUAL TO ONE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00).

3.12.                     Section 2.15(a) of the Credit Agreement is hereby amended by adding immediately before the third sentence thereof the following:

Any payment or prepayment of principal shall be accompanied by accrued unpaid interest on such amount of principal paid or prepaid through the date of payment or prepayment, and, if applicable, any Early Payment/Termination Fee payable pursuant to Section 2.13(b).

3.13.                     Section 2.15(f) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Application of Prepayments.  Subject to the provisions of Section 7.02, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.09 (other than Early Payment/Termination Fees) shall be applied first, to the outstanding principal balance of Revolving Loans constituting Base Rate Loans; and second, to the outstanding principal balance of Revolving Loans constituting Eurodollar Rate Loans.

3.14.                     Section 5.16 of the Credit Agreement is hereby amended by adding new subsections (e), (f) and (g) as follows:

(e) The Borrower shall promptly retain a Chief Restructuring Officer the identity of which and the terms and conditions of such retention to be reasonably acceptable to the Lenders.

(f) Subject to finalization of appropriate documentation acceptable to the Lender in its sole discretion , the Lender shall promptly provide twenty million Dollars ($20,000,000.00) in revolving credit to SFX Europe B.V. (“SFX Europe”) as borrower, guaranteed on a first lien basis by select European subsidiaries of SFX Europe, including, without limitation, ID&Q Licenties, B.V. (the “Foreign Guarantors”), to be used for general corporate purposes of SFX Europe, the Foreign Guarantors, the Borrower and the Borrower’s Domestic Subsidiaries (the “Foreign Loan”), with such Foreign Loan to be secured by a first lien on all existing and future stock, intellectual property, accounts receivable, cash accounts, and other material assets owned by each of SFX Europe B.V. and the Foreign Guarantors.  The pricing on the Foreign Loan shall be consistent with the pricing on the Revolving Loans.

(g) Upon the earlier to occur of the funding of the Foreign Loan and January 21, 2016, the Loan Parties shall pay a five hundred thousand Dollar ($500,000.00) advance (the “Fee Advance”) to Brown Rudnick LLP (“Brown Rudnick”) against the fees, charges, and disbursements incurred by Brown Rudnick on behalf of the Lender pursuant to section 9.03(a) of the Credit Agreement, which advance, for the avoidance of doubt, shall not constitute a deposit or trust fund.  The Fee Advance shall be replenished on a biweekly basis subject to the provision to the Borrower of reasonably detailed documentation (redacted as necessary to preserve attorney-client and other applicable privileges) of the amount of fees and expenses of Brown Rudnick charged against the Fee Advance.

3.15.                     Section 6.01(n) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors solely to the Lender or an Affiliate thereof at any one time outstanding in an aggregate principal amount not to exceed the greater of $20,000,000 and 2.50% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable.

3.16.                     Section 6.02(u) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Liens solely in favor of the Lender or an Affiliate thereof (or an agent or trustee therefor) securing Indebtedness incurred pursuant to Section 6.01(n).

3.17.                     The last sentence of Section 7.01 of the Credit Agreement is hereby amended by adding “(including, for the avoidance of doubt, the Early Payment/Termination Fee)” immediately before “and other Obligations accrued hereunder.”

3.18.                     Section 7.02(ii) of the Credit Agreement is hereby amended by adding “(including, for the avoidance of doubt, Early Payment/Termination Fees)” immediately after “Secured Obligations constituting fees.”

3.19.                     Clause (ii) of Section 9.03(a) of the Credit Agreement is hereby amended by adding “and, for the Lenders, one or more financial advisors, investment bankers, forensic accountants, or similar professionals as may be retained by the Required Lenders” immediately after “one additional firm of counsel for each affected Person).”

Section 4.                                          Cessation of Preferred Equity Payments.  Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, any of the Series B Preferred Equity Documents, or any of the Sillerman Preferred Equity Documents, none of the Borrower, the other Loan Parties, or any other Restricted Subsidiary shall make, or permit to be made on its behalf, any dividend or other payment whatsoever with respect to, on account of, or in connection with the Series B Preferred Equity Interests or Sillerman Preferred Equity Interests until the payment in full of all Obligations.

Section 5.                                          Further Limitation on Payments.  Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, until the payment in full of all Obligations, none of the Borrower, the other Loan Parties, or any other Restricted Subsidiary shall make any payment to any Person in a single transaction or series of related transactions in an amount greater than one million Dollars ($1,000,000.00), other than as provided for in the Budget.

Section 6.                                          Limitation on Professional Fees.  Notwithstanding anything contained in the Second Lien Indenture or otherwise, until the payment in full of all Obligations, none of the Borrower, the other Loan Parties, or any other Restricted Subsidiary shall, directly or indirectly, make any payment to any Person on account or otherwise relating to the fees, costs, or expenses incurred by or on behalf of any holder (or group thereof) of the Second Lien Notes or any trustee or agent therefor, including, for the avoidance of doubt, professional fees and expenses incurred by attorneys, financial advisors, investment bankers, forensic accountants, or similar professionals retained by or acting on behalf thereof.

Section 7.                                          Limitation on Sales.  Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, until the payment in full of all Obligations, none of the Borrower, the other Loan Parties, or any other Restricted Subsidiary shall make any Sale of assets in a single transaction or series of related transactions with a fair market value of greater than two million Dollars ($2,000,000.00).

Section 8.                                          Conditions Precedent to Effectiveness of Agreement.  Notwithstanding the date of execution or delivery of this Agreement or any other date set forth herein, this Agreement shall be effective only upon the satisfaction of the following conditions precedent, as determined by the Lender in its sole discretion (the “Effective Date”):

8.1.                            The Borrower and other Loan Parties each shall have delivered to the Lender an executed original of this Agreement.

8.2.                            The Administrative Agent shall have delivered to the Lender an executed acknowledgement of this Agreement.

8.3.                            All corporate proceedings taken in connection with the transactions contemplated by this Agreement and other legal matters incident hereto shall be satisfactory to the Lender.

8.4.                            Except for the Specified Defaults, no Default or Event of Default shall have occurred and be continuing.

Section 9.                                          Conditions Subsequent.  Any failure by any of the Borrower or other Loan Parties fully and timely to satisfy any of the following conditions by the respective dates below applicable thereto shall constitute an Event of Default under this Agreement, the Credit Agreement, and the other Loan Documents, without any notice or cure or grace period, each of which is hereby waived by each of the Borrower and other Loan Parties:

9.1.                            On the Effective Date and, until the occurrence of a Termination Event, on the second Business Day of each week thereafter, the Loan Parties shall deliver to the Lender a rolling 13-week cash flow forecast for the Loan Parties on a consolidated basis in the form attached hereto as Exhibit C, with such additional information as the Lender may reasonably request (the “Budget”); provided, that the Budget delivered on the Effective Date may provide a rolling 10-week forecast.

9.2.                            No later than January 21, 2016, the Borrower’s Canadian subsidiaries shall have been added as Foreign Guarantors under the Foreign Loan on the same terms and conditions as the then-existing Foreign Guarantors.

9.3.                            Unless the Foreign Loan shall have been consummated prior thereto, no later than January 4, 2016, the Borrower and other Loan Parties shall execute a letter agreement, satisfactory in all regards to the Lender in its sole discretion, providing for the payment of a break-up fee of one million, five hundred thousand Dollar ($1,500,000.00) in the event that the assets of SFX Europe or the Foreign Guarantors are pledged to any entity other than in connection with the Foreign Loan.

Section 10.                                   Additional Defaults and Events of Default.  In addition to, and without in any way limiting or substituting for, the Defaults and Events of Default provided for in the Credit Agreement and other Loan Documents, the failure of the Borrower or any other Loan Party to comply timely and fully with any provision of this Agreement or any provision of the Credit Agreement that is amended hereby, without any notice or cure or grace period, each of which is hereby waived by each of the Borrower and other Loan Parties, shall constitute an Event of Default.

Section 11.                                   Loan Documents Remain in Full Force and Effect as Amended.  Except as specifically amended hereby, the Credit Agreement and other Loan Documents remain in full force and effect and are hereby ratified and confirmed by each of the Borrower and other Loan Parties as so amended.  This Agreement shall not constitute a novation, satisfaction and accord, cure, release, or satisfaction of the Credit Agreement or any other Loan Document but is intended to and shall constitute an amendment thereof.  Each of the Borrower, the other Loan Parties, and the Lender agrees to be bound by the terms and conditions of the Credit Agreement and other Loan Document, as so amended, as though such terms and conditions were set forth herein and therein respectively in full.  Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar import shall mean and be a reference to the Credit Agreement as hereby amended, and each reference to the Credit Agreement herein or in any other Loan Document shall mean and be a reference to the Credit Agreement as so amended.  For the avoidance of doubt, this Agreement shall constitute a Loan Document.

Section 12.                                   No Waiver.  This Agreement is not intended to and shall not constitute a waiver with respect to any provision of the Credit Agreement or any other Loan Document.  Nothing herein is intended to or shall constitute a waiver of any past or present Default or Event of Default under the Credit Agreement or any other Loan Document or directly or indirectly, in any way whatsoever, impair, prejudice, or otherwise adversely affect the rights of the Lender at any time to exercise any right or remedy under the Credit Agreement, the other Loan Documents, applicable law, or otherwise, all of which are hereby expressly reserved.

Section 13.                                   Representations and Warranties of the Loan Parties.  The Borrower and other Loan Parties each hereby represents and warrants to the Lender that: (i) it is duly incorporated, formed, or organized, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery, and performance by it of this Agreement, to which it is a party, are within its powers, have been duly authorized, and do not contravene (A) its articles of incorporation, certificate of formation, shareholders’ agreement, operating agreement, limited liability company agreement, or other organizational documents (other than as required by Section 4 hereof) or (B) any applicable law, statute, regulation, ordinance, tariff, or order; (iii) no consent, license, permit, approval, or authorization of, or registration, filing, or declaration with, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement by or against it; (iv) this Agreement has been duly executed and delivered by it;

(v) this Agreement constitutes its legal, valid, and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (vi) after giving effect to this Agreement, except for the Specified Defaults, it is in compliance with all covenants and agreements in the Credit Agreement and other Loan Documents and it is not in default under the Credit Agreement or other Loan Documents and no Default or Event of Default exists, has occurred and is continuing, or would result from the execution, delivery, or performance of this Agreement; and (vii) it has provided the Lender with copies of all material Loan Documents (including, for the avoidance of doubt, all Security Documents).

Section 14.                                   Representations and Warranties of the Lender.  The Lender hereby represents and warrants to the Borrower and other Loan Parties that: (i) it is the holder of the Revolving Loans set forth below its signature hereto, (ii) it is duly incorporated, formed, or organized, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization; (iii) the execution, delivery, and performance by it of this Agreement, to which it is a party, are within its powers, have been duly authorized, and do not contravene (A) its articles of incorporation, certificate of formation, shareholders’ agreement, operating agreement, limited liability company agreement, or other organizational documents or (B) any applicable law, statute, regulation, ordinance, tariff, or order; (iv) no consent, license, permit, approval, or authorization of, or registration, filing, or declaration with, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement by or against it; (v) this Agreement has been duly executed and delivered by it; and (vi) this Agreement constitutes its legal, valid, and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 15.                                   Further Assurances.  The Borrower and other Loan Parties shall execute and deliver such other documents, certificates, and instruments (including, for the avoidance of doubt, Security Documents) and take such other actions or cause such other actions to be taken as the Lender may request in order more effectively to consummate the transactions contemplated hereby.

Section 16.                                   RELEASE.  IN CONSIDERATION OF THE LENDER’S ENTERING INTO THIS AGREEMENT, THE BORROWER AND OTHER LOAN PARTIES EACH HEREBY VOLUNTARILY, KNOWINGLY, UNCONDITIONALLY, AND IRREVOCABLY, WITH SPECIFIC AND EXPRESS INTENT, FOR AND ON BEHALF OF ITSELF, ITS MANAGERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, AFFILIATES, AGENTS, REPRESENTATIVES, ACCOUNTANTS, ATTORNEYS, SUCCESSORS, AND ASSIGNS AND THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, THE “RELEASING PARTIES”) FULLY AND COMPLETELY RELEASES AND FOREVER DISCHARGES THE LENDER AND EACH OF ITS MANAGERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, AFFILIATES, AGENTS, REPRESENTATIVES, ACCOUNTANTS, ATTORNEYS, PREDECESSORS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE

“INDEMNIFIED PARTIES”) AND ANY OTHER PERSON OR INSURER THAT MAY BE RESPONSIBLE OR LIABLE FOR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY OR WHO MAY BE LIABLE FOR ANY INJURY OR DAMAGE RESULTING THEREFROM (COLLECTIVELY WITH THE INDEMNIFIED PARTIES, THE “RELEASED PARTIES”), OF AND FROM ALL ACTIONS, CAUSES OF ACTION, DAMAGES, CLAIMS, COUNTERCLAIMS, CROSSCLAIMS, DEMANDS, OBLIGATIONS, LIABILITIES, COSTS, EXPENSES, AND DEMANDS OF ANY KIND WHATSOEVER, WHETHER AT LAW OR IN EQUITY, MATURED OR UNMATURED, VESTED OR CONTINGENT, OR KNOWN OR UNKNOWN, NOW EXISTING OR ARISING HEREAFTER, THAT ANY RELEASING PARTY HAS AGAINST ANY RELEASED PARTY RELATED TO OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, AS OF THE DATE HEREOF.  THE BORROWER AND OTHER LOAN PARTIES EACH HEREBY ACKNOWLEDGES THAT THE FOREGOING RELEASE IS A MATERIAL INDUCEMENT TO THE LENDER’S DECISION TO EXECUTE THIS AGREEMENT AND THAT THE LENDER HAS RELIED THEREON IN AGREEING TO EXECUTE THIS AGREEMENT.  EACH RELEASING PARTY WAIVES THE BENEFIT OF ANY LAW THAT MAY PROVIDE IN SUBSTANCE THAT “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IT, WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.”  EACH RELEASING PARTY UNDERSTANDS THAT THE FACTS THAT IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THE RELEASE PROVIDED FOR HEREIN MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION THAT IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED.  EACH RELEASING PARTY ACCEPTS THIS POSSIBILITY, AND EACH ASSUMES THE RISK THAT FACTS MAY TURN OUT TO BE DIFFERENT AND NEW INFORMATION MAY BE DISCOVERED.  EACH RELEASING PARTY FURTHER AGREES THAT THE RELEASE PROVIDED HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR NEW INFORMATION.

Section 17.                                   Miscellaneous.

17.1.                     This Agreement may be executed in any number of counterparts and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which, as applicable, together shall constitute one and the same agreement.  Electronic transmission of an executed counterpart shall be deemed to constitute due and sufficient delivery of such counterpart, provided, however, that any party hereto may request an original counterpart from any party delivering such electronic counterpart.

17.2.                     The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions thereof.

17.3.                     Whenever the context and construction so require, all words in this Agreement in the singular number shall be deemed to have been used in the plural and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

17.4.                     This Agreement may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated, or otherwise modified, orally or by any course of dealing or in any manner other than as provided in the Credit Agreement.

17.5.                     The Credit Agreement and other Loan Documents, as amended, supplemented, or otherwise modified by this Agreement, constitute the final, entire agreement and understanding between the parties thereto with respect to the subject matter thereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between the parties and shall be binding on and inure to the benefit of the successors and assigns of the parties thereto and supersede all other prior agreements and understandings, if any, relating to the subject matter thereof.  There are no unwritten oral agreements between the parties with respect to the subject matter thereof.

17.6.                     This Agreement shall be governed by and construed and interpreted in accordance with the choice of law provisions set forth in, and shall be subject to the waiver of jury trial and notice provisions of, the Credit Agreement.

17.7.                     Neither the Borrower nor any other Loan Party may assign, delegate, or transfer this Agreement or any of its rights or obligations hereunder without the prior, written consent of the Lender.  Any delegation, transfer, or assignment in violation hereof shall be null and void ab initio.  The Lender’s ability to assign, delegate, or transfer all or any part of this Agreement shall be governed by the Credit Agreement.

17.8.                     No right is intended to be created under this Agreement for the benefit of any third-party donee, creditor, or incidental beneficiary of the Borrower, any other Loan Party, or any other Person, other than the Lender.  Nothing contained in this Agreement shall be construed as a delegation to the Lender of a duty of performance of the Borrower or any other Loan Party, including, without limitation, any duty under any account or contract in which the Lender has a Lien or security interest.

17.9.                     The Borrower and other Loan Parties shall pay all costs and expenses of the Lender and its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional, and filing fees and expenses, and all other out-of-pocket charges and expenses, including reasonable attorneys’ fees and expenses, incurred (i) in connection with entering into, negotiating, preparing, reviewing, and executing this Agreement and all related agreements, documents and instruments, (ii) in any effort to enforce the Credit Agreement or any other Loan Document, and (iii) in connection with any other modification, restatement, supplement, amendment, waiver, or extension thereof.  All of the foregoing may be charged to the account of the Borrower and other Loan Parties and, for the avoidance of doubt, shall constitute Obligations.

IN WITNESS WHEREOF, the Borrower, the other Loan Parties, and the Lender have caused this Agreement to be executed by their respective duly authorized signatories:

BORROWER

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	CFO

SUBSIDIARIES AND
SUBSIDIARY GUARANTORS

SFX ENTERTAINMENT, INC.

SFX/AB LIVE EVENT LLC

SFX EDM HOLDINGS CORPORATION

SFX INTERMEDIATE HOLDCO II LLC

MICHIGAN JJ HOLDINGS LLC

SFXE IP LLC

SFX-PERRYSCOPE LLC

SFX TECHNOLOGY SERVICES, INC.

SFX-EMC, INC.

SFX MANAGING MEMBER INC.

SFX-REACT OPERATING LLC

SFX-LIC OPERATING LLC

430R ACQUISITION LLC

SFX-HUDSON LLC

SFX-DISCO OPERATING LLC

SFX-IDT N.A. HOLDING LLC

SFX-IDT N.A. HOLDING II LLC

SFX DEVELOPMENT LLC

CORE PRODUCTIONS LLC

SPRING AWAKENING, LLC

FLAVORUS, INC.

SFX-DISCO INTERMEDIATE HOLDCO LLC

ID&T/SFX NORTH AMERICA LLC

SFX MARKETING LLC

SFX-NIGHTLIFE OPERATING LLC

BEATPORT, LLC

LETMA ACQUISITION, LLC

SFX-94 LLC

SFX PLATFORM & SPONSORSHIP LLC

SFX/AB LIVE INTERMEDIATE HOLDCO LLC

SFX/AB LIVE EVENT CANADA, INC.

SFX ACQUISITION, LLC

ID&T/SFX Q-DANCE LLC

ID&T/SFX SENSATION LLC

ID&T/SFX MYSTERYLAND LLC

ID&T/SFX TOMORROWWORLD LLC

MADE EVENT, LLC

EZ FESTIVALS, LLC

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	CFO

LENDER

CATALYST FUND LIMITED PARTNERSHIP V, on behalf itself and its permitted affiliated successors, assigns, and participants

By:	/s/ Gabriel De Alba
Name:	Gabriel De Alba
Title:	Authorized Signatory
Revolving Loans:	$30,000,000.00

ACKNOWLEDGED BY:

CATALYST FUND LIMITED PARTNERSHIP V, in its capacity as Administrative Agent

By:	/s/ Gabriel De Alba
Name:	Gabriel De Alba
Title:	Authorized Signatory

Exhibit A

(Specified Defaults)

1.                                      An Event of Default under Section 7.01(d) of the Credit Agreement resulting from the failure of SIC to make the Additional Sillerman Investment in full on or before the date that was 60 days after the Amendment.

2.                                      An Event of Default under Section 7.01(m) of the Credit Agreement as a result of the failure of SIC to make the Additional Sillerman Investment on or before the date that was 60 days after the Amendment and Restatement Effective Date.

3.                                      A Default under Section 7.01(f) of the Credit Agreement.

4.                                      An Event of Default under 7.01(d) as a result of the Borrower’s failure to notify the Administrative Agent of all of the Defaults and Events of Default set forth above.

Exhibit B

(Obligations)

1.                                      Revolving Loans ($30,000,000.00)

2.                                      Forbearance Fee ($1,000,000.00)

3.                                      Fee Advance ($500,000.00)

4.                                      Accrued and Unpaid Interest Thereon